Exhibit 10.17
February 28, 2022

Dear Mona:

Pure Storage, Inc. (Pure or the Company) is on a mission to create and deliver the modern data experience and we’re thrilled to offer you the opportunity to join us in our endeavor as our Chief Accounting Officer.

In this role, you will report to our CFO and will be working closely with our CEO, our board of directors and our executive team. This role will be based in our California headquarters, subject to Pure’s Global Interim Remote Work Policy, as may be amended.

Compensation

We are pleased to offer you an annual salary of $350,000.00, less payroll deductions and withholdings. You will be paid semi-monthly and you will be eligible for the standard Pure benefits as the Company adopts them pursuant to the terms of the applicable benefit plan.

You are eligible to earn an incentive bonus equal to 60% of your annual base salary, subject to company financial and individual performance, as well as the terms and conditions of the Corporate Bonus Plan, including any applicable plan requirements relating to a particular plan period.

We will recommend to the Compensation Committee of the Company that you be granted an award of restricted stock units (RSU) with a value of USD 3,250,000. The number of RSUs will be determined by dividing the value above, by the prior 30-trading day average of the NYSE closing price of the Company’s common stock, ending on the 15th of the month in which the grant is made. Shares will be rounded to the nearest whole share.

This RSU award will vest quarterly over four-years at a rate of 1/16th per quarter. The grant date is expected to be the earliest of the following dates after your start date: March 20, June 20, September 20 or December 20, provided that your start date is on or prior to the 15th day of that month (or the next business day if the 15th falls on a weekend or holiday); otherwise your grant date will be on the next earliest grant date. This award will be subject to the terms and conditions of the 2015 Equity Incentive Plan and your applicable award agreement.

We are pleased to offer you a one-time sign-on bonus (Sign-On Bonus) of $565,000 (less payroll deductions and withholdings), which will be paid within two pay periods of your start date. If your employment is terminated for any reason other than a layoff within the first 12 months of continuous service, you agree to repay in full the Sign-On Bonus (the amount to be recovered will be limited to the net after tax amount you received). If your employment is terminated for any reason other than a layoff after 12 months but before the completion of 24 months of continuous service, you agree to repay a pro rata amount of the Sign-On Bonus. For each full month after month 12, your repayment obligation will be reduced by 1/12th. There will be no repayment obligation after the completion of the 24 months of continuous service.

Benefits

You will be eligible for the standard Pure benefits as the Company adopts them pursuant to the terms of the applicable benefit plan.

Change in Control

In September 2015, we adopted a Change in Control Severance Benefit Plan (the Severance Plan), as may be amended. You will be eligible for the benefits of a Vice President under the Severance Plan.

Confidential Information

We work hard to keep all things Pure, literally. We expect that in your work at Pure, you not use or disclose any confidential information, including trade secrets, of any former employer or other person or company to whom you have an obligation of confidentiality. Rather, you may use only that information which is generally known and used by persons

Exhibit 10.17
with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. By accepting employment with Pure, you agree that you have disclosed to us any contract you have signed that may restrict your activities on behalf of Pure.

Compliance with Health Policies and Regulations

Your employment with Pure is contingent upon compliance with Pure’s policies and applicable regulations relating to the health and well-being of our employees, partners, and customers, including Pure’s policy, Compliance with the U.S. Government COVID-19 Vaccination Mandate.

Employee Proprietary Information Agreement

As a condition of starting employment with Pure, you will be asked to sign, return, and comply with the Employee Proprietary Information Agreement (EPIA), which outlines the prohibited, unauthorized use or disclosure of Pure’s confidential information, among other obligations. The EPIA will be provided to you once you have access to the on-boarding portal.

You may terminate your employment with Pure at any time and for any reason whatsoever simply by notifying us. Likewise, Pure may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and a Pure officer.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this offer, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. The JAMS Employment Arbitration Rules and Procedures are available for review on JAMS’ web site at http://www.jamsadr.com/rules-employment-arbitration/ and a hard copy of the rules will be provided to you upon request. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel, pursuant to the California Arbitration Act and California Code of Civil Procedure Section 1283.05, adequate discovery for the resolution of all Claims including discovery from third parties, and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all administrative fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were decided in a court of law. You may be represented by your own attorney, at your expense. Nothing in this offer letter or this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Additional Terms

Exhibit 10.17
This offer is contingent upon the successful completion of background and reference checks and satisfactory proof of your right to work in the United States. We may need your help to complete this process, so please assist as needed and complete any documentation to meet these conditions. Please be advised that due to the COVID-19 pandemic, background checks may not be completed before your start date.

This letter, together with your EPIA, forms the complete and exclusive statement of the terms of your employment with Pure. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a Pure officer.

If you voluntarily resign or your employment with Pure is terminated for any reason other than a layoff within the first 12 months of continuous service, by signing this letter, you authorize Pure to deduct any outstanding amounts owed by you to Pure from your final paycheck.

We recognize this is an important decision for you, and we hope you have decided to join us in our mission and grow your career with Pure. If you wish to accept employment at the Company under the terms described above, please provide your e-signature on or before March 1, 2022.

This offer is contingent on you starting on or before March 14, 2022 at which point you must be free and clear of any obligations to your prior employer that would preclude your unrestricted employment by the Company and have completed the requirements above.

We look forward to having you join our team and the impact we know you will make as we continue to build, innovate, and grow!

Sincerely,

/s/ Kevan Krysler
Kevin Krysler, CFO

Accepted: 3/1/22

/s/ Mona Chu
Mona Chu